EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT between AptarGroup, Inc., a Delaware corporation (the "Company"), and Eric S. Ruskoski (the "Executive") is entered into on February 1, 1996. In consideration of the covenants contained herein, the parties agree as follows:

         1. Employment. The Company shall employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein for the period beginning on February 1, 1996 and ending on February 1, 1999, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of each February 1, commencing February 1, 1997, for one additional year unless either the Company or the Executive shall have terminated this automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date; and provided further that in no event shall such term extend beyond September 12, 2012. The term of employment in effect from time to time hereunder is hereinafter called the "Employment Period."

         2. Position and Duties. During the Employment Period, the Executive shall serve as the President of the Closures Division or in such other executive position as determined by the Chief Executive Officer of the Company (the "Company CEO") and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the direction of the Chief Executive Officer of the Company (the "Company CEO"). The Executive shall have the title of President of the Division or such other title denoting an executive office as determined by the Company CEO and shall report to the Company CEO or such other executive officer of the Company as determined by the Company CEO. During the Employment Period, the Executive shall devote his best efforts and his full business time to the business and affairs of the Company.

         3. Compensation and Benefits. (a) The Company shall pay the Executive a salary during the Employment Period, in monthly installments, initially at the rate of $210,000.00 per annum. The Company CEO may, in his sole discretion (i) increase (but not decrease) such salary from time to time and (ii) award a bonus to the Executive for any calendar year during the Employment Period.

         (b) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time.

         (c) During the Employment Period, the Executive shall be entitled to participate in the Company's executive benefit programs on the same basis as other executives of the Company having the same level of responsibility, which programs consist of those benefits (including insurance, vacation, company car or car allowance and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

         (d) In addition to participation in the Company's executive benefit programs pursuant to Sec.3(c), the Executive shall be entitled during the Employment Period to:

         (i) additional term life insurance coverage in an amount equal to the Executive's salary; but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the Executive benefit programs or a comparable insurer acceptable to the Company (If the Executive is not participating in term life insurance coverage under the Executive benefit programs and if such additional coverage would be available at standard rates from such insurer if the Executive were so participating, the Executive shall instead be entitled to an amount each calendar year, payable monthly, equal to the amount the Company would have been required to pay for such additional coverage for such year); or if the executive is not participating in the additional life insurance coverage and if the Employment Period ends on account of the Executive's death, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by him and delivered to the Company prior to his death), amounts equal to one-half of the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the second anniversary of the date of the Executive's death, at the times such amounts would have been paid.

         (ii) supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to $330,000 and maximum monthly payments to $18,333; but only if and so long as such supplementary coverage is available at standard rates from the insurer providing long-term disability coverage under the Executive benefit program or a comparable insurer acceptable to the Company.

         4. Termination of Employment. (a) The Employment period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof, (ii) retirement of the Executive at age 65 ("Retirement"),
(iii) termination of the Executive's employment by the Company on account of the Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months ("Termination for Disability"), (iv) termination of the Executive's employment by the Company for Cause ("Termination for Cause"), (v) termination of the executive's employment by the Company other than a Termination for Disability or a Termination for (Cause ("Termination Without Cause"), (vi) the Executive's death or (vii) termination of the Executive's employment by the Executive for any reason following written notice to the Company at least 90 days prior to the date of such termination ("Termination by the Executive").

         (b) For purposes of the Agreement, "Cause" shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) breach of any provision of Section 5 or Section 6 hereof or (vi) any other breach of this Agreement which is material and which is not cured within 30 days following written notice thereof to the Executive by the Company.

         (c) If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, the Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than
(i) any unpaid salary accrued through the date of such termination, (ii) any bonus payable, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year, such bonus to be prorated in accordance with Company policy, (iii) any unpaid expenses which shall have been incurred as of the date of such termination and (iv) to the extent provided in any benefit plan in which the Executive has participated, any plan benefits which by their terms extend beyond termination of the Executive's employment. Notwithstanding the foregoing, if the Employment Period ends on account of Termination by the Executive or Termination for Cause, the Executive shall not be entitled to any unpaid bonus accrued through the date of such termination.

         (d) If the Employment Period ends on account of Retirement, the Company shall make no payments to the Executive other than as provided in Section 4(c) hereof.

         (e) If the Employment Period ends on account of Termination for Disability, the Company shall pay to the Executive, in addition to the amounts described in Section 4(c) hereof, amounts equal to one-half of the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the second anniversary of the date of such termination, at the times such amounts would have been paid, less any payments to which the Executive shall be entitled during such salary continuance period under any disability benefit plan in which the Executive has participated as an employee of the Company.

         (f) If the Employment Period ends on account of the Executive's death, the Company shall pay to the Executive's estate (or such person or persons as the Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) amounts equal to one-half of the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the second anniversary of the date of the Executive's death, at the times such amounts would have been paid.

         (g) If the Employment Period ends on account of Termination without Cause, in addition to the amounts described in Section 4 (c) hereof, the Company shall pay to the Executive amounts equal to the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the date on which (without any extension thereof, or, if previously extended, without any further extension thereof) it was then scheduled to end, at the times such amounts would have been paid (in the event the Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which the Executive has participated as an employee of the Company, less such payments); provided, however, that in the event of the Executive's death during the payment period, the Company shall pay to the Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) amounts during the remainder of the payment period equal to one-half of the amounts which would have been paid to the Executive but for his death. It is expressly understood that the Company's payment obligation under this section 4 (g) shall cease in the event the Executive shall breach any provision of Section 5 or Section 6 hereof.

         (h) Notwithstanding the foregoing provisions of this Section 4, in the event of a Change in Control (as defined in Section 4 (i) hereof), the employment of the Executive hereunder shall not be terminated by the Company or any successor to the Company within two years following such Change in Control unless the Executive receives written notice of such termination from the Company at least six months prior to the date of such termination. In the event of such termination of employment by the Company within two years following a Change in Control, or in the event that the Executive terminates his employment hereunder for Good Reason (as defined in Section 4 (i) hereof) within two years following a Change in Control, the Executive shall be entitled to receive the amounts the Executive would have received as salary (based on the Executive's salary then in effect) at the times such amounts would otherwise have been paid had the Employment Period remained in effect for the period commencing on the date of such termination and ending 18 months following the date of such termination. The Executive agrees that he shall not terminate his employment hereunder, other than for Good Reason, within one year following a Change in Control unless the Company receives written notice of such termination from the Executive at least six months prior to the date of such termination. In the event of such termination by the Executive other than for Good Reason, the Executive shall be entitled to receive the amounts the Executive would have received as salary (based on the Executive's salary then in effect) at the times such amounts would otherwise have been paid had the Employment Period remained in effect for six months following the date of such termination.

         (i) For purposes of this Agreement (i) a "Change in Control" shall be deemed to have occurred if any person becomes the holder of securities representing a majority of the voting power of the Company, whether by merger, consolidation, tender offer or otherwise and (ii) "Good Reason" shall mean (x) a reduction by the Company in the Executive's rate of annual salary in effect immediately prior to the Change in Control, (y) a material reduction in any benefit afforded to the Executive pursuant to any benefit plan of the Company in effect immediately prior to the Change in Control, unless all comparable executives of the Company suffer a substantially similar reduction or (z) the relocation of the Executive's office to a location more than 60 miles from Crystal Lake, Illinois.

         (j) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any adjustment required under this Section 4 (j)) (in the aggregate, the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code), then the payments due hereunder shall be reduced so that the Total Payments are one Dollar ($1) less than such maximum amount.

         (k) All determinations required to be made under Section 4 (j), including whether and when a reduction pursuant to Section 4 (j) in the amount payable hereunder is required and the amount of any such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a payment, or such earlier time as is requested by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written option that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the reduction in the amount payable hereunder pursuant to Section 4 (j) will have been less than that required by the calculations to be made hereunder. In such event the Executive shall promptly pay to the Company the amount of any additional reduction.

         (5) Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof ("Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company CEO unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act. The Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

         6. Noncompetition; Nonsolicitation. (a) The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

         (b) The Executive agrees that during the Employment Period and for one year thereafter, in the case of either Termination for Good Reason following a Change in Control or Termination without Cause, or for two years thereafter in the case of termination of employment for any other reason, (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business then actively being conducted by the Company in any geographic area in which the Company is conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the Employment period the Executive may engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being conducted by the Company at the time subsequent to the Employment Period that the Executive first engages or assists in such business activity.

         (c) The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to terminate or abandon his employment, or any customer of the company or any of its subsidiaries or affiliates to terminate or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which (b) above applies, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or any of its subsidiaries or affiliates.

         (d) Nothing in this Section 6 shall  prohibit the Executive  from being
(i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

         (e) If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         7. Enforcement. Because the services of the Executive are unique and the Executive has access to confidential information of the Company, the parties hereto agree that the Company would be damaged irreparably in the event any provision of Section 5 or Section 6 hereof were not performed in accordance with their respective terms or were otherwise breached and that money damages would be in an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

     8. Survival. Sections 5, 6 and 7 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

         9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage paid, addressed (a) if to the Executive, to 21865 Old Farm Rd., Barrington, Illinois 60010, and if to the Company, to AptarGroup, Inc. 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014, attention: Stephen J. Hagge, Executive Vice President, Chief Financial Officer, Secretary and Treasurer, or (b) to such other address as either party shall have furnished to the other in accordance with this Section 9.

         10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         11. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

     12. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assign of the Company shall assume the liabilities of the Company hereunder.

     13. Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

         14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            APTARGROUP, INC.
                                            By: /s/ Carl A. Siebel
                                            Its:  CEO

                                            /s/ Eric S. Ruskoski
                                            Eric S. Ruskoski    March 6, 1996
                                            (Executive)